Exhibit 99.1

Gina Mastantuono Joins Roblox’s Board of Directors

April 15, 2021

SAN MATEO, Calif.—(BUSINESS WIRE)—Roblox (NYSE: RBLX), a global platform bringing millions of people together through shared experiences, today announced the appointment of Gina Mastantuono to the company’s board of directors. Mastantuono will also serve as Chairperson for Roblox’s Audit Committee. Mastantuono is a highly-skilled financial executive who has led financial and strategic business initiatives for more than 25 years for innovative global brands, including her current role as Chief Financial Officer of ServiceNow, Inc., a global enterprise software company that delivers digital workflows. Mastantuono’s appointment was effective April 15, 2021.

“Gina Mastantuono is an eminent finance authority, and her global experience is a great enhancement to the Board’s perspective,” said David Baszucki, CEO of Roblox. “As a public company, having Gina’s technical financial expertise, as well as her sharp strategic skills and integrity related to risk oversight will be invaluable as she chairs the Audit Committee.”

“I am honored to join Roblox, a pioneer in enabling shared experiences online and in virtual worlds. Roblox is building the metaverse, enabling people around the world to play, work, learn, and socialize together in a way that simulates the real world,” said Gina Mastantuono. “I am excited to join Roblox’s board in helping to bring this vision to life.”

As Chief Financial Officer of ServiceNow, Inc. Gina develops and leads their world class team focused on driving customer success, spanning across all aspects of finance. Prior to ServiceNow, she was CFO of Ingram Micro, Inc., a leading provider of global technology and supply chain services. She also held various executive finance roles at Revlon, Inc., where she was the SVP, chief accounting officer, and international CFO, InterActiveCorp, and Triarc Companies Inc.

Mastantuono has also been honored as one of CRN’s “Power 100” and twice listed on the National Diversity Council’s Top 50 Most Powerful Women in Technology.

Mastantuono joins board chairman David Baszucki, lead independent director Anthony Lee, and existing board members Greg Baszucki, Chris Carvalho, and Andrea Wong.

About Roblox

Roblox’s mission is to build a human co-experience platform that enables shared experiences among billions of users. Every day, more than 32 million people around the world have fun with friends as they explore millions of immersive digital experiences. All of these experiences are built by the Roblox community, made up of over eight million creators. We believe in building a safe, civil, and diverse community—one that inspires and fosters creativity and positive relationships between people around the world. For more information, please visit corp.roblox.com.

ROBLOX and the Roblox logo are among the registered and unregistered trademarks of Roblox Corporation in the United States and other countries. © 2021 Roblox Corporation. All rights reserved.

Contacts

Teresa Brewer

Roblox Corporate Communications

press@roblox.com